Exhibit 99.1

VIA EMAIL

September 30, 2008

Bulletin No. 1298

Amendment to Retained Earnings and Dividend Policy

Dear Chief Executive Officer:

As a result of our continuing review of the methodology we use to calculate our target for the buildup of retained earnings and in light of current market conditions, the Board of Directors has amended the Bank's Retained Earnings and Dividend Policy to modify the target and to accelerate the buildup of retained earnings.

The target will no longer be established as a fixed amount in the policy, but will be subject to periodic adjustment, up or down, based on the Bank's then-current retained earnings analysis. The buildup of retained earnings is intended to protect members' paid-in capital from the effects of an extremely adverse credit event, an extremely adverse operations risk event, and an extremely adverse SFAS 133 or SFAS 159 quarterly result, combined with an extremely low level of pre-SFAS 133 and SFAS 159 net income resulting from an adverse interest rate environment. In addition, the analysis now addresses the risk of an accounting write-down on mortgage-backed securities with unrealized losses that could occur in an adverse environment if the losses were determined to be "other than temporary." This risk reflects current market uncertainty and may increase or decrease significantly regardless of the size and composition of the Bank's balance sheet. As a result, we have established a more dynamic process for setting the retained earnings target, which allows us to increase or decrease the target based on the results of our periodic retained earnings analysis.

Based on our most recent analysis, the current target for the buildup of retained earnings is $440 million. This buildup of retained earnings is in addition to any amounts retained as cumulative net fair value gains in net income resulting from SFAS 133 and SFAS 159. We will be updating our analysis on a regular basis and we expect this target to change periodically as a result.

To accelerate the buildup of retained earnings, the Bank plans to retain 20% of its earnings and make available for dividends an amount equal to the remaining 80% of earnings, excluding the effects of SFAS 133 and SFAS 159. Formerly, we were retaining 10% of earnings and making 90% of earnings available for dividends, excluding the effects of SFAS 133 and SFAS 159. This change is effective for the third quarter of 2008.

The Bank's Retained Earnings and Dividend Policy may be changed at any time. The Board of Directors will periodically review the retained earnings policy, methodology, and analysis to determine whether any adjustments are required. In addition, the Federal Housing Finance Agency could require the Bank to set a different target or to change the amount of income that may be made available for dividends. We will notify you if the Bank makes any significant changes to the policy. If you have any questions about the Retained Earnings and Dividend Policy, please contact your Relationship Manager.

Sincerely,

/s/ Dean Schultz

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will," "intended," "expect," "plans," "may," "could," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the changes in federal laws and regulations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.